Laboratory Corporation of America-Registered Trademark-Holdings
358 South Main Street
Burlington, NC   27215

FOR IMMEDIATE RELEASE
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CONTACT:  336-584-5171                 SHAREHOLDER DIRECT: 800-LAB-0401
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Media - Cynthia Jay, Ext. 5052                             www.labcorp.com
Investors - Pamela Sherry, Ext. 4855


 LABCORP-REGISTERED TRADEMARK-AGREES TO RESCIND TERMINATION
 OF SERVICE AGREEMENT WITH UNIVERSAL STANDARD HEALTHCARE OF
                       MICHIGAN, INC.

Burlington, NC --April 7, 1999 -- Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH), headquartered in Burlington, North Carolina, and Universal Standard Healthcare of Michigan, Inc. (Universal), reached an agreement for LabCorp to continue providing laboratory services for Universal and its customers, and an earlier notice of termination of services by LabCorp was rescinded, effective April 7. LabCorp and Universal engaged in extensive discussions after LabCorp gave notice on March 30, 1999 to Universal of termination of a laboratory services agreement between the parties, and subsequently reached agreement for continued service.
     "We are satisfied with the results of the agreement and that no interruption of patient care occurred during these discussions," said Stevan R. Stark, executive vice president of sales and marketing for LabCorp.
     Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.6 billion in 1998. With 18,000 employees and over 100,000 clients nationwide, the company offers more than 2,000 clinical tests, ranging from simple blood analyses to more sophisticated technologies. In addition to the major testing sites, the Center for Molecular Biology and Pathology, LabCorp's leading-edge esoteric testing facility located in Research Triangle Park, North Carolina, develops applications for polymerase chain reaction (PCR) technology, a revolutionary technique used to produce some of the most sensitive diagnostic tests ever developed. LabCorp's clients include physicians, state and federal governments, managed care organizations, hospitals, clinics, pharmaceutical and many Fortune 1000 companies, and other clinical laboratories.